Exhibit 99.1
KORE GROUP HOLDINGS, INC.
2021 LONG-TERM STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”) is effective as of __________, 202__ (the “Grant Date”), by and between KORE Group Holdings, Inc., a Delaware corporation (the “Company”), and [●] (the “Grantee”).

The Company has adopted the KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), by this reference made a part hereof, for the benefit of eligible employees, prospective employees, consultants and non-employee directors of the Company or any of its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

Pursuant to the Plan, the Committee, which has been assigned responsibility for administering the Plan, has determined that it would be in the interest of the Company and its stockholders to grant the Restricted Stock Units provided herein in order to provide the Grantee with the potential to earn additional remuneration for services rendered, to induce the Grantee to become employed by the Company, to encourage the Grantee to remain in the employ of, or in service to, the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1.Inducement Grant. The grant of RSUs (defined below) made hereby is made as an inducement grant pursuant to Section 303A.08 of the NYSE Listed Company Manual, subject to the terms and conditions set forth herein and in the Plan. For the avoidance of doubt, this Stock Option is not issued under the Plan and does not reduce the share reserve under the Plan. However, for purposes of interpreting the applicable provisions of such Grant, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to such grant as if such grant had actually been made pursuant to the Plan. In the event of any conflict between the provisions in this Agreement and those of the Plan (other than those applicable to the share reserve), the provisions of the Plan shall govern, unless the Committee determines otherwise. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2.Grant of RSUs. Pursuant to the Plan and subject further to the terms and conditions herein, the Company and the Grantee enter into this Agreement pursuant to which the Company grants to the Grantee [●] Restricted Stock Units (the “RSUs”), where each RSU represents the right to receive one Share.

3.Vesting of RSUs. The RSUs shall vest as follows: [●]

4.Settlement of RSUs. Any RSUs that vest pursuant to Section 3 hereof shall be settled as soon as practicable following the applicable Vesting Date, but in no event later than thirty (30) days following such Vesting Date, provided that the Grantee remains continuously employed by or in service to the Company through such settlement. Upon such settlement the Company shall deliver to the Grantee certificates representing the applicable number of Shares or cause the applicable number of Shares to be evidenced in book-entry form in the Grantee’s name in the stock register of the Company maintained by the Company’s transfer agent.

5.Termination of Employment or Service. In the event the Grantee’s employment or service with the Company or its Subsidiaries is terminated for any reason (i) prior to the RSUs becoming vested or (ii) prior to the settlement date with respect to any vested RSUs, in each case, the Grantee shall immediately forfeit the right to any settlement without any additional action by the Company or its Subsidiaries, and this Agreement shall be null and void ab initio and of no further force or effect thereafter.

6.Dividends; Rights as Stockholder. In the event the Company pays a cash dividend in respect of its outstanding common stock and, on the record date for such dividend, the Grantee holds RSUs that have not vested in accordance with Section 3 and have not been settled in accordance with Section 4, the Company shall credit to an account maintained by the Company for the Grantee’s benefit an amount equal to the cash dividends the Grantee would have received if the Grantee had been the holder of record, as of such record date, of the number of Shares related to the portion of the RSUs that have not been settled or forfeited as of such record date; provided that such cash dividends shall not be deemed to be reinvested in Shares and shall be held uninvested and without interest and paid in cash at the same time that the Shares underlying the RSUs or cash equivalent of such RSUs are delivered to the Grantee or, if later, the date on which such cash dividend is paid to the Company’s shareholders.
7.Withholding of Taxes. The Grantee acknowledges and agrees that the Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind that the Company, in its good faith discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs. With the consent of the Company, the Grantee may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Grantee (which are not subject to any pledge or other security interest and which have been owned by the Grantee for at least six (6) months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise deliverable to the Grantee with respect to the RSUs a number of Shares with a Fair Market Value equal to such withholding liability as determined by the Company.

8.Restrictions Imposed by Law. The Grantee agrees that the Company will not be obligated to deliver any Shares to the Grantee if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Shares are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of Shares to comply with any such law, rule, regulation or agreement.

9.Assignability. Except as expressly provided herein, the RSUs are not transferable (voluntarily or involuntarily) other than by will or the laws of descent and distribution and may not otherwise be assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the award provided for herein shall immediately become null and void, and the RSUs shall be immediately forfeited and cancelled therefor for no consideration.

10.Notice. Any notice required under this Agreement to be given or delivered to the Company must be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee must be in writing and addressed to the Grantee at the address the Grantee designates in writing to the Company.
11.Grantee Employment or Service. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or applicable Subsidiary to terminate the Grantee’s employment or service at any time, with or without Cause.

12.Governing Law. This Agreement and any claim, controversy, or dispute arising under or related to this Agreement or the relationship of the parties hereto will be governed by and construed in accordance with the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws (or statute of limitations) of another jurisdiction.

13.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. All decisions or administrative interpretations of the Committee upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the Sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

14.Duplicate Originals. The Company and the Grantee may execute any number of copies of this Agreement. Each executed copy shall be an original, but all of them together represent the same agreement.

15.Rules by Committee. The rights of the Grantee and obligations of the Company hereunder shall be subject to such reasonable rules and regulations as the Committee may adopt from time to time hereafter.

16.Entire Agreement. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the RSUs and replaces and makes null and void any prior agreements, oral or written, between the Grantee and the Company with respect to the RSUs.
17.Section 409A of the Code.
(a)The RSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)Nevertheless, to the extent that the Company determines that the RSUs may not be exempt from Code Section 409A, and if the Grantee is deemed to be, on the date of termination of the Grantee’s employment or service, a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then to the extent necessary to prevent any accelerated or additional tax under Code Section 409A, the settlement and/or payment of the Grantee’s vested RSUs will be delayed until the earlier of (a) the date that is six (6) months following the Grantee’s separation from service and (b) the Grantee’s death. The Company and its Subsidiaries make no representation that the RSUs are exempt from or compliant with Code Section 409A and in no event will the Company or any of its Subsidiaries be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Code Section 409A.

(c)For purposes of Code Section 409A, the Grantee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

18.Forfeiture and Clawback Provisions. Notwithstanding any other provision in this Agreement, all RSUs (including any proceeds, gains or other economic benefit actually or constructively received with respect thereto) shall, unless otherwise determined by the Committee or required by applicable law, be subject to the provisions of any clawback policy implemented by the Company or otherwise required by applicable law, whether or not such clawback policy was in place at the Grant Date and whether or not the RSUs are vested.

19.Restrictive Covenants. All outstanding RSUs that have not been settled shall be automatically forfeited to the extent the Grantee violates any noncompetition, nonsolicitation, or any other restrictive covenants that may be contained in any employment or service agreement, restrictive covenant agreement, or any other agreement between the Company or any of its Subsidiaries and the Grantee, whether entered into prior to, on, or following the Grant Date, and the Grantee hereby reaffirms all such obligations.

20.Severability. In the event that any provision of this Agreement is deemed to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Agreement will be construed and enforced as if such illegal and invalid provision never existed.

21.Blackout Periods. If the Grantee is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made, such distribution will be instead made on the earlier of (i) the date that the Grantee is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half (2.5) months following the date such distribution would otherwise have been made hereunder.

22.Lock-Up Agreement. As a condition to the grant of the RSUs, the Grantee acknowledges and agrees the Grantee will become a party to the Investors Rights Agreement (as defined in the Merger Agreement), which will, among other things, restrict the Grantee’s ability to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any of the Company’s common stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire the Company’s common stock for a period of twelve (12) months following the Closing Date. The Grantee further agree to sign such other documents as may be required by the Company to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to the Company’s common stock acquired in respect of the RSUs, and if the Grantee does not sign the Investors Rights Agreement or such other documents as requested by the Company, the Company may refuse to issue or transfer any Shares to the Grantee.
23.Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement by executing this Agreement and returning an executed copy to the Company.

[Signature Page Follows]

KORE GROUP HOLDINGS, INC.
By:
Name:
Title:
ACCEPTED:

Grantee
Signature Page
to
Restricted Stock Unit Award Agreement